U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
() Form 3 Holdings Reported
() Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Bloomberg, Samuel J.
   309 Warren Street
   Brookline, MA USA 02146
2. Issuer Name and Ticker or Trading Symbol
   Tweeter Home Entertainment Group, Inc. TWTR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/30/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  (x) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman,Chief Executive Officr

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |578057             |D     |                           |
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Common Stock                 |      |    |                  |   |           |16365              |I     |Son's Trust                |
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Common Stock                 |      |    |                  |   |           |16365              |I     |Daughter's Trust           |
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Common Stock                 |      |    |                  |   |           |7227               |I     |Spouse                     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Option [1]              |17.00   |7/16/|A [2|23038      |   |7/16/|7/16/|Common Stock|23038  |17.00  |231954      |D  |            |
                        |        |98   |]   |           |   |99   |04   |            |       |       |            |   |            |
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Warrant                 |        |     |    |           |   |     |     |Common Stock|       |       |313 [3]     |I  |Spouse      |
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Explanation of Responses:
1. The 23,038 options shares granted on 07/16/98 are subject to an annual vesting schedule, to be fully vested by 07/16/2004.
2. Issuance of Stock Options
3. Consists of shares held by Carolina Bloomberg, Mr. Bloomberg's wife. Mr. Bloomberg disclaims beneficial ownership of such shares.

Joseph G. McGuire
SIGNATURE OF REPORTING PERSON
/Signature/
Samuel J. Bloomberg
DATE
11/13/98